EXHIBIT 10.58
SIXTH AMENDMENT TO NON-RECOURSE RECEIVABLES PURCHASE AGREEMENT
     This Sixth Amendment to Non-Recourse Receivables Purchase Agreement (this “Amendment”) is entered into as of October 28, 2008, and is effective as of October 25, 2008, by and between SILICON VALLEY BANK, a California corporation, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 (“Buyer”) and FINISAR CORPORATION, a Delaware corporation with its chief executive office located at 1399 Moffett Park Drive, Sunnyvale, California 94089 (“Seller”).
1. DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Seller to Buyer, Seller is indebted to Buyer pursuant to a receivables purchase arrangement dated as of October 28, 2004, evidenced by, among other documents, a certain Non-Recourse Receivables Purchase Agreement dated as of October 28, 2004, between Seller and Buyer, as amended by a certain First Amendment to Non-Recourse Receivables Purchase Agreement dated as of October 20, 2005, between Seller and Buyer, as further amended by a certain Second Amendment to Non-Recourse Receivables Purchase Agreement dated as of October 26, 2006, between Seller and Buyer, as further amended by a certain Third Amendment to Non-Recourse Receivables Purchase Agreement dated as of December 21, 2006, between Seller and Buyer, as further amended by a certain Fourth Amendment to Non-Recourse Receivables Purchase Agreement dated as of November 1, 2007, between Seller and Buyer, and as further amended by a certain Fifth Amendment to Non-Recourse Receivables Purchase Agreement dated as of March 14, 2008, between Seller and Buyer (as amended, the “Purchase Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Purchase Agreement.
2. DESCRIPTION OF CHANGE IN TERMS.
A. Modifications to Purchase Agreement.
1.	Seller hereby agrees to deliver to Buyer, within thirty (30) days of the date of this Amendment, a joinder agreement and all other documentation requested by Buyer in order to make Optium Corporation, a Delaware corporation that is a wholly-owned subsidiary of Seller, a “Seller” under the Purchase Agreement. The failure of Borrower to comply with this provision shall result in an immediate Event of Default under the Purchase Agreement, for which there shall be no grace or cure period.

2.	The Purchase Agreement shall be amended by inserting the following new definitions, appearing alphabetically in Section 1 thereto (and thereby amending the existing numbering in Section 1):
“ “Increase Event” occurs when both (a) the Revolving Line (as defined in the Revolving Line Agreement) under the Revolving Line Agreement is reduced to Forty-Five Million Dollars ($45,000,000.00), and (b) the Letter of Credit Line (as defined in the Reimbursement Agreement) under the Reimbursement Agreement is reduced to Nine Million Dollars ($9,000,000.00), in each case pursuant to documentation acceptable to Buyer.”
“ “Reimbursement Agreement” is that certain Letter of Credit Reimbursement Agreement dated as of April 29, 2005 between Seller and Buyer, as has been and as may be further amended from time to time.”
3.	The Purchase Agreement shall be amended by deleting the following text appearing in Section 2.1 thereof:

“In any event, Buyer will not (i) purchase any Receivables in excess of an aggregate outstanding amount exceeding Ten Million Dollars ($10,000,000.00), or (ii) purchase any Receivables under this Agreement after October 25, 2008.”
and inserting in lieu thereof the following:
“In any event, Buyer will not (i) purchase any Receivables in excess of an aggregate outstanding amount exceeding Ten Million Dollars ($10,000,000.00) (which amount shall be Sixteen Million Dollars ($16,000,000.00) upon the occurrence of the Increase Event), or (ii) purchase any Receivables under this Agreement after October 24, 2009.”
3. FEES. Seller shall pay to Buyer a modification fee equal to Seven Thousand Five Hundred Dollars ($7,500.00), which fee shall be due on the date hereof and shall be deemed fully earned as of the date hereof. Seller shall also reimburse Buyer for all legal fees and expenses incurred in connection with this amendment to the Purchase Agreement. In addition, Seller shall pay to Borrower, immediately upon the occurrence of the Increase Event, a fee equal to Four Thousand Five Hundred Dollars ($4,500.00).
4. RATIFICATION OF PERFECTION CERTIFICATE. Seller hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in that certain Perfection Certificate dated as of March 14, 2008, and acknowledges, confirms and agrees the disclosures and information provided to Buyer in the Perfection Certificate have not changed, as of the date hereof.
5. NO DEFENSES OF SELLER. Seller hereby acknowledges and agrees that Seller has no offsets, defenses, claims, or counterclaims against Buyer, and that if Seller now has, or ever did have, any offsets, defenses, claims, or counterclaims against Buyer, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Seller hereby RELEASES Buyer from any liability thereunder.
6. CONTINUING VALIDITY. Except as expressly modified pursuant to this Amendment, the terms of the Purchase Agreement remain unchanged and in full force and effect. Buyer’s agreement to modifications to the Purchase Agreement pursuant to this Amendment in no way shall obligate Buyer to make any future modifications to the Purchase Agreement. It is the intention of Buyer and Seller to retain as liable parties all makers of the Purchase Agreement, unless the party is expressly released by Buyer in writing. No maker will be released by virtue of this Amendment.
7. COUNTERSIGNATURE. This Amendment shall become effective only when it shall have been executed by Seller and Buyer.
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     This Amendment is executed as a sealed instrument under the laws of the State of California as of the date first written above.

SELLER:			BUYER:

FINISAR CORPORATION			SILICON VALLEY BANK

By:	/s/ STEPHEN K. WORKMAN	By:	/s/ TOM SMITH

Name:	Stephen K. Workman	Name:	Tom Smith

Title:	Senior Vice President, Finance and CFO	Title:	Managing Director